Exhibit 10.2

RECEIVABLES PURCHASE AGREEMENT
dated as of December 22, 2009
among
AGCO CANADA, LTD.
as Seller,
AGCO CORPORATION,
in its capacity as servicer under the Interim Servicing Appendix,
and
AGCO FINANCE CANADA, LTD,
as Purchaser

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TABLE OF CONTENTS
(continued)

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EXHIBITS
Exhibit A	Form of Receivables Purchase Report
Exhibit B	Form of Assignment
Exhibit C	Form of Quebec Assignment
Exhibit D	Collection Rights Power of Attorney

SCHEDULES
Schedule I	CRA Business Number
Schedule II	Addresses
Schedule III	List of Closing Documents
Schedule IV	Interim Servicing Appendix

     This RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 22, 2009 among:
     (1) AGCO CANADA, LTD., a Saskatchewan corporation (the “Seller”);
     (2) AGCO CORPORATION, a Delaware corporation, in its capacity as the servicer under the Interim Servicing Appendix (“AGCO”); and
     (3) AGCO FINANCE CANADA, LTD., a Saskatchewan corporation, as the Purchaser (the “Purchaser”).
PRELIMINARY STATEMENTS
     WHEREAS, on each Purchase Date, the Seller will sell and assign to the Purchaser, and the Purchaser will purchase from the Seller, all of its right, title and interest in certain Dealer Receivables and Related Security with respect thereto, in each case on the terms and subject to the conditions of this Agreement; and
     WHEREAS, AGCO will, on behalf of and for the benefit of the Purchaser, service all Dealer Receivables and Related Security acquired by Purchaser pursuant to this Agreement from the date of the Initial Purchase until January 1, 2010 (the “Servicing Transfer Date”), pursuant to the Interim Servicing Appendix hereto which incorporates the servicing terms and provisions of (i) the Receivables Purchase Agreement, dated as of May 2, 2005, among Seller, Nieuw Amsterdam Receivables Corporation as sellers, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International,” New York Branch (“Rabobank”), as custodian, AGCO, as servicer, and AGCO Finance Canada, Ltd., as purchaser (the “2005 RPA”) and (ii) the Securitization RPA (to the extent the terms and provisions of the 2005 RPA are incorporated therein by reference to the Securitization RPA); and
     WHEREAS, it is anticipated that on the Servicing Transfer Date the Purchaser will assume the servicing (with certain support services to be provided by AGCO pursuant to a support agreement between AGCO and the Purchaser) of the Dealer Receivables and Related Security which it acquires under this Agreement; and
     WHEREAS, upon execution of this Agreement, the parties to the 2005 RPA and the Securitization RPA shall have terminated the 2005 RPA and the Securitization RPA.
     NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.01 Certain Defined Terms. As used in this Agreement (including in the foregoing recitals), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “2005 RPA” has the meaning set forth in the Recitals.
     “2005 RPA Termination Agreement” means the termination agreement dated the date hereof pursuant to which the 2005 RPA is terminated.
     “Account Transfer Date” has the meaning given to such term in the Support Agreement.
     “Adverse Claim” means a lien, security interest, charge, encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of shares/stock, by contract or otherwise. Notwithstanding the foregoing, the Seller and the Purchaser will be deemed not to be Affiliates of each other for the purposes of this Agreement.
     “AGCO” means AGCO Corporation, a Delaware corporation, and any successor thereto.
     “AGCO Credit Facility” means that certain Credit Agreement dated as of May 16, 2008, among AGCO and certain of its subsidiaries named therein, the persons party thereto as “Lenders”, Coöperatieve Centrale Raiffeisen-Boerenleenbank, B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent, as such agreement may be amended, modified, supplemented, renewed, extended, refinanced, replaced or restated from time to time, in whole or in part.
     “AGCO Credit and Collection Policy” has the meaning assigned to such term in the Support Agreement.
     “AGCO Finance Credit and Collection Policy” has the meaning assigned to such term in the Support Agreement.
     “AGCO Finance Purchase Termination Event” has the meaning given to such term in Section 7.02.
     “AGCO IF Committee” has the meaning given such term in the Support Agreement.
     “AGCO Purchase Termination Event” has the meaning given to such term in Section 7.02.
     “Agreement” means this Receivables Purchase Agreement, as it may be amended, restated, supplemented or modified and in effect from time to time.
     “Assignment” has the meaning set forth in Section 2.04.
     “Atlanta Time” means the time in Atlanta, Georgia (USA).

     “Authorized Officer” means, with respect to the Seller or the Purchaser, its respective corporate controller, treasurer or chief financial officer.
     “Bankruptcy Event” means, with respect to any Person, the occurrence of any one or more of the following events:
     (a) such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally,
     (b) such Person shall make a general assignment for the benefit of creditors,
     (c) any proceeding shall be instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, termination of existence, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the issuance of an order for relief or the appointment of a receiver, manager, receiver-manager, interim receiver, liquidator, monitor, trustee in bankruptcy or other similar official for it or any substantial part of its property, or
     (d) such Person shall take any corporate action to authorize any of the actions set forth in clause (a), (b) or (c) hereof.
     “Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York, New York, Atlanta, Georgia, Toronto, Canada or Des Moines, Iowa.
     “Calculation Letter” means that certain calculation letter dated as of the date hereof, between the Seller and the Purchaser, as the same may be amended or modified and in effect from time to time.
     “Canadian Dealer” means a Dealer that is resident in Canada and that remits payments to a Lock-Box or Collection Account located in Canada.
     “Canadian Dollars” or “Cdn $” means the lawful currency of Canada.
     “Change of Control” means (1) with respect to Seller or AGCO at any time, the occurrence of any of the following: (a) any Person or two or more Persons (including any “group” as that term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of voting Stock of the Seller or AGCO (as appropriate) (or other securities convertible into such voting Stock) representing thirty-five percent (35%) or more of the combined voting power of all voting Stock of the Seller or AGCO (as appropriate); or (b) during any period of up to twenty-four (24) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twenty-four (24)-month period were directors of the Seller or AGCO (together with any new directors whose election to the board of directors or whose nomination for election by the Seller’s or AGCO’s (as appropriate) shareholders or stockholders was approved by a vote of at least two-thirds of the members of the board of directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of the Seller or AGCO (as appropriate); or (c) any “Change of Control”, as defined in the AGCO Credit Facility or any of the Subordinated Debt Documents (as defined in the AGCO Credit Facility) shall occur to either of the Seller or AGCO; and (2) with respect to the Purchaser, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., shall cease to own, directly or indirectly, at least fifty percent (50%) of the voting power of the outstanding equity securities of the Purchaser.
     “Closing Date” means the date of the initial Purchase hereunder.
     “Collection Account” has the meaning assigned to such term in the Support Agreement.
     “Collection Proceeding” means, with respect to any Obligor, any legal collection, replevin, injunctive action or similar action initiated or commenced by the Servicer, the Seller or the Purchaser taken to enforce any obligation (including, without limitation, any Dealer Receivable) owed by such Obligor to the Servicer, the Seller or the Purchaser.
     “Collection Rights” has the meaning given to such term in Section 9.09(c).
     “Collections” means, with respect to any Dealer Receivable (including, as applicable, any Sold Receivable), all collections and other proceeds in respect of such Dealer Receivable, including, without limitation, all cash, yield, finance charges or other related amounts accruing in respect thereof and all cash and other proceeds of Related Security with respect to such Sold Receivable.
     “Company Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business), (iii) obligations, whether or not assumed, secured by liens, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) obligations under any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.
     “Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable, including, without limitation, any related Dealer Agreement and any related Security Agreement.
     “Credit Limit” has the meaning assigned to such term in the Support Agreement.

     “Cut-off Date” means, with respect to any Purchase Date, the last day of the month preceding such Purchase Date. For the avoidance of doubt, the Cut-off-Date with respect to the Initial Purchase shall be November 30, 2009.
     “Dealer” means a Person that has entered into a Dealer Agreement with the Seller or that is otherwise acquiring Eligible Equipment from the Seller.
     “Dealer Affiliate” means, with respect to any Dealer, any Person controlling such Dealer. For purposes of this definition, “controlling,” when used with respect to any Dealer, means the power to direct the management and policies of such Dealer, directly or indirectly, whether through the ownership of capital stock or share capital, by contract, or otherwise. Without limiting the foregoing, a Person shall be deemed to control a Dealer if such other Person possesses, directly or indirectly, power to vote 25% or more of the capital stock or share capital (on a fully diluted basis) or its equivalent, having ordinary voting power for the election of directors, managers, or managing general partners of such Dealer.
     “Dealer Agreement” means an agreement between the Seller and another Person that has agreed to act as a dealer for equipment manufactured or distributed by the Seller, which agreement is (a) substantially in the form of the “Dealer Sales and Service Agreement” delivered to and accepted by the AGCO IF Committee on the Closing Date or any substantially similar agreement, howsoever denominated and (b) incorporates into its terms the Product Terms and Conditions applicable to the equipment for which the Person who has entered into the Agreement with the Seller has agreed to act as dealer.
     “Dealer Receivable” means the indebtedness and other obligations owed to the Seller (without giving effect to any transfer or conveyance hereunder) or in which the Seller has or may have a security interest or other interest, whether constituting an account, chattel paper, instrument or intangible, arising in connection with the sale of farm machinery to a Canadian Dealer pursuant to a Dealer Agreement or otherwise and includes, without limitation, the obligation to pay any finance, interest, late payment charges or similar charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction with a Canadian Dealer, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Dealer Receivable separate from a Dealer Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.
     “Dealer Regulatory Laws” has the meaning given to such term in Section 2.07.
     “Eligibility Criteria” means, with respect to any Receivable, each of the following criteria:
     (a) the representations and warranties set forth in Section 4.01(g) and Section 4.01(h) are true and correct with respect to such Receivable;
     (b) the Obligor of such Receivable is a Dealer and is not an Affiliate of the Seller;

     (c) such Receivable is denominated and payable only in Canadian Dollars in Canada;
     (d) the Obligor of such Receivable (i) (but not including any guarantor or surety in respect of such Obligor) if a natural person, is a resident of Canada or, if a corporation or other business organization, is organized under the laws of Canada or a Canadian province and has its principal office in Canada; and (ii) is not a government or a governmental subdivision or agency;
     (e) such Receivable is owed by an Obligor that is an Eligible Dealer,
     (f) such Receivable is evidenced by an invoice and constitutes an “account,” “intangible”or “chattel paper” within the meaning of paragraph (ii) of the definition of the UCC;
     (g) such Receivable was generated in the ordinary course of the Seller’s business from the sale of equipment to the Obligor by the Seller, and not by any other Person (in whole or in part);
     (h) such Receivable complies in all material respects with, and was originated in accordance with, (i) all applicable requirements of the AGCO Credit and Collection Policy, and (ii) the Credit Limit for Sold Receivables applicable to the related Obligor;
     (i) the outstanding principal balance of such Receivable does not exceed the purchase price for the related Equipment payable by the Dealer;
     (j) the Outstanding Balance of such Receivable is due and payable in full upon the Dealer’s sale of the related Equipment;
     (k) such Receivable, together with the Dealer Agreement, the Security Agreement and each other Contract related thereto, as the case may be, does not contravene any law, rule or regulation applicable thereto to an extent which would in any way impair the ability of the Purchaser (or the servicer of the Sold Receivables) to ultimately collect any and all amounts payable in respect of such Dealer Receivable;
     (l) unless the Receivable is an Eligible Unsecured Receivable, the security interest in the Equipment securing payment of such Receivable is a validly perfected first priority security interest in such Equipment;
     (m) in the case of a Receivable proposed for inclusion in any Subsequent Purchase, except to the extent disclosed to the Purchaser and the Purchaser has waived the requirement with respect to such Receivable, such Receivable was invoiced during the month prior to the applicable Subsequent Purchase Date;
     (n) such Receivable arises from the sale of Eligible Equipment which is either new or used Eligible Equipment; provided, that Receivables arising from the sale of used Equipment shall only satisfy this clause (n) so long as the aggregate Outstanding Balance of all Sold Receivables held by the Purchaser which arise from the sale of used

Equipment does not, on the relevant Purchase Date, exceed 30% of the Maximum Outstanding Balance;
     (o) such Receivable (i) does not require (or does not contain terms which require) the Obligor to consent to the transfer, sale or assignment of the rights and duties of the Seller, (ii) does not arise under any Contract which contains a confidentiality provision that purports to restrict the ability of the Purchaser (or its servicer on its behalf) to exercise any of its rights under this Agreement, including, without limitation, its right to review such Contract, (iii) was not created and the terms of such Receivable do not and the transactions contemplated by this Agreement in respect of such Receivable do not contravene any Privacy Laws, and (iv) does not arise under a Contract which contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the Seller; and
     (p) such Receivable has a stated rate of interest presented in the Dealer Agreement, the Product Terms and Conditions, the invoice or other Contract which evidences such Receivable, which interest rate shall be subject to adjustment by the Purchaser from time to time other than set forth in the Product Terms and Conditions, and which the Obligor shall be required to pay on the Outstanding Balance of such Receivable during any period when such Receivable is not within the interest-free period specified in the applicable Product Terms and conditions (or any extensions of the interest-free period).
     “Eligible Dealer” means any Dealer other than an Ineligible Dealer. The Eligible Dealers as of the Closing Date shall be those which have been determined to be Eligible Dealers by the AGCO IF Committee as of the Closing Date.
     “Eligible Dealer Secured Receivable” means a Receivable that satisfies the Eligibility Criteria and such Receivable arises under a Dealer Agreement and is secured pursuant to security interests granted under the Dealer Agreement or a Security Agreement which, together with such Dealer Agreement and such Receivable, is in full force and effect and has not been terminated or modified without the Purchaser’s advance written consent and constitutes the legal, valid and binding obligation of the related Obligor in accordance with its terms and there has not occurred any known claim for offset (other than programs for bonuses and volume discounts in effect at the time of sale of such Receivable to the Purchaser on a Purchase Date), counterclaim or other defense or contingency.
     “Eligible Equipment” means Equipment that is financed under a Dealer Receivable pursuant to the Product Terms and Conditions.
     “Eligible Receivable” means, (a) on the Closing Date, the Receivables included in the Initial Portfolio and acquired pursuant to the Initial Portfolio, provided that such Receivables satisfy the Eligibility Criteria, and (b) at any time after the Closing Date, in connection with any Subsequent Purchase, a Receivable that is on the Purchase Date for such Receivable (i) an Eligible Dealer Secured Receivable, (ii) an Eligible Wholesale Secured Receivable, or (iii) an Eligible Unsecured Receivable.

     “Eligible Unsecured Receivable” means a Receivable that satisfies the Eligibility Criteria and such Receivable arises under an Invoice from the Seller to an Eligible Dealer who is not a party to a Security Agreement covering the Equipment subject to such Invoice provided, that Receivables which satisfy the above criteria may be treated as Eligible Unsecured Receivables so long as the aggregate Outstanding Balance of all Sold Receivables held by the Purchaser which are Eligible Unsecured Receivables does not on the relevant Purchase Date exceed 15% of the Maximum Outstanding Balance.
     “Eligible Wholesale Secured Receivable” means a Receivable that satisfies the Eligibility Criteria and:
     (a) such Receivable arises under an Invoice from the Seller to an Eligible Dealer who is not a party to a Dealer Agreement;
     (b) such Receivable is secured pursuant to security interests granted under a Security Agreement which, together with such Receivable, is in full force and effect and has not been terminated or modified without the Purchaser’s advance written consent and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and there has not occurred any known claim for offset (other than programs for bonuses and volume discounts in effect at the time of sale of such Receivable to the Purchaser on a Purchase Date), counterclaim or other defense or contingency; and
provided, that Receivables which satisfy the above criteria may be treated as Eligible Wholesale Secured Receivables so long as the aggregate Outstanding Balance of all Sold Receivables held by the Purchaser which are Eligible Wholesale Secured Receivables does not on the relevant Purchase Date exceed 10% of the Maximum Outstanding Balance.
     “Equipment” means, with respect to any Dealer Receivable, the equipment the sale or financing of which gave rise to such Dealer Receivable.
     “Facility Purchaser Termination Date” has the meaning given to such term in Section 2.06(a).
     “Facility Seller Termination Date” has the meaning given to such term in Section 2.06(b).
     “Ineligible Dealer” means, at any time, a Dealer that satisfies any one or more of the following criteria:
     (a) the AGCO IF Committee has declared such Dealer to be an Ineligible Dealer for purposes of this Agreement,
     (b) a Bankruptcy Event has occurred and is continuing with respect to such Dealer or a related Dealer Affiliate,
     (c) on any Purchase Date, the aggregate Outstanding Balance of the Sold Receivables from such Dealer exceeds, or to the extent that after giving effect to the Purchase on such Purchase Date the aggregate Outstanding Balance of the Sold

Receivables from such Dealer would exceed, a credit limit established by the AGCO IF Committee with respect to such Dealer,
     (d) a Collection Proceeding is pending against such Dealer or a related Dealer Affiliate, and
     (e) the Dealer Agreement of such Dealer has been terminated (for any reason or for no reason) or a “future termination date” has already been agreed with such Dealer, or the relationship between such Dealer and the Seller for the purchase, related sale and after-sale servicing of whole goods machinery items has otherwise been terminated (for any reason or for no reason).
     “Initial Portfolio” means the Receivables listed on the schedule of Receivables delivered by the Seller to the Purchaser on the Closing Date (via excel file labelled “Purchase by Invoice — Canada”) and identified as the Receivables which will be acquired by the Purchaser in the Initial Purchase provided the same constitute Eligible Receivables.
     “Initial Purchase” means the purchase and sale of the Initial Portfolio made on the Closing Date.
     “Interim Servicing Appendix” means the interim servicing provisions in respect of sold Receivables set out in Schedule VII.
     “Invoice” means an invoice for the sale of Eligible Equipment in a form approved by the Purchaser.
     “Lock-Box” has the meaning given to such term in the Support Agreement.
     “Material Adverse Effect” means (a) with respect to the Seller, a material adverse effect on (i) the ability of the Seller to perform its obligations under the Transaction Documents, (ii) the legality, validity or enforceability of the Transaction Documents, (iii) the Purchaser’s interest in the Sold Receivables generally or in any significant portion of the Sold Receivables or Collections with respect thereto, (iv) the ability of the Purchaser (or its servicer on its behalf) to enforce and collect Sold Receivables generally (other than by reason of the Obligor’s inability to pay) or any material portion of the Sold Receivables and (b) with respect to the Purchaser, a material adverse effect on (i) the ability of the Purchaser (including, without limitation, in its capacity as servicer) to perform its obligations under the Transaction Documents, (ii) the legality, validity or enforceability of the Transaction Documents, (iii) the Seller’s interest in the Retained Receivables generally or in any significant portion of the Retained Receivables or Collections with respect thereto, (iv) the ability of the Seller (or its servicer on its behalf) to enforce and collect Retained Receivables generally (other than by reason of the Obligor’s inability to pay) or any material portion of the Retained Receivables.
     “Maximum Outstanding Balance” means Cdn. $250,000,000 (or, in the sole discretion of the Purchaser, such amount in excess thereof as communicated in writing by Purchaser to Seller; provided, that, the fact that the Purchaser has increased the Maximum Outstanding Balance above Cdn. $250,000,000 shall not preclude the Purchaser from, by written notice to the Seller, thereafter reducing the Maximum Outstanding Balance (provided, that it may not be reduced below Cdn. $250,000,000.
     “Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
     “Obligor” means a Dealer or any other Person obligated to make payments with respect to any Dealer Receivable, including any guarantor.
     “Outstanding Balance” means, with respect to any Dealer Receivable, the outstanding principal balance of such Dealer Receivable expressed in Canadian Dollars plus any accrued interest thereon.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Potential AGCO Purchase Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an AGCO Purchase Termination Event.
     “Preliminary Monthly Receivables Purchase Report” has the meaning given to such term in Section 2.01(b).
     “Privacy Law” means the Personal Information Protection and electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (Ontario) and any comparable law of any other province or territory of Canada.
     “Product Terms and Conditions” means the terms and conditions applicable to the financing of Equipment delivered to and accepted by the AGCO IF Committee on the Closing Date, as such terms and conditions may be amended from time to time in accordance with Section 6.02(e) hereof.
     “Purchase” means the Initial Purchase or a Subsequent Purchase.
     “Purchase Date” means the Closing Date or a Subsequent Purchase Date.
     “Purchase Price” has the meaning set forth in Section 2.03(a).
     “Purchase Suspension Event” has the meaning specified in Section 7.03.
     “Purchase Termination Event” has the meaning set forth in Section 7.01.
     “Purchaser” has the meaning given to such term in the preamble.
     “Quebec Assignment” has the meaning given to such term in Section 5.01(e)
     “Rabobank” has the meaning set forth in the Recitals.

     “Receivable” means a Dealer Receivable and the Related Security related thereto with respect to which the Seller owns one hundred percent (100%) of the legal and beneficial interest therein.
     “Receivables Purchase Report” means a report, in substantially the form of Exhibit B hereto, constituting a Preliminary Monthly Receivables Purchase Report or a Final monthly Receivable Purchase Report.
     “Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
     “Related Security” means, with respect to any Dealer Receivable:
     (a) all of the Seller’s interest in the Equipment or other inventory and goods (including returned, foreclosed or repossessed inventory or goods) the financing or sale of which by the Seller gave rise to such Dealer Receivable, and all insurance contracts with respect thereto,
     (b) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Dealer Receivable, whether pursuant to the Dealer Agreement related to such Dealer Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Dealer Receivable,
     (c) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Dealer Receivable whether pursuant to the Dealer Agreement related to such Dealer Receivable or otherwise,
     (d) all service contracts and other agreements associated with such Dealer Receivable;
     (e) all Records related to such Dealer Receivable;
     (f) the Collection Rights related to such Dealer Receivable;
     (g) all proceeds of any of the foregoing,
provided however that Related Security shall not include the related Dealer Agreement or Security Agreement.
     “Repurchase Price” has the meaning given to such term in Section 4.01(k).
     “Retained Receivables” has the meaning given to such term in the Support Agreement.

     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
     “Securitization RPA” means the receivables purchase agreement dates as of June 26, 2001 by and among the Seller, Nieuw Amsterdam Receivables Corporation and Rabobank.
     “Securitization RPA Termination and Receivables Repurchase Agreement” means the Securitization RPA Termination and Receivables Repurchase Agreement dated as of the date hereof among the Seller, Nieuw Amsterdam Receivables Corporation and Rabobank.
     “Security Agreement” means a wholesale security agreement executed by a Dealer in favor of the Seller pursuant to which such Dealer grants to the Seller a security interest in Equipment sold to such Dealer by the Seller to secure Dealer Receivables of such Dealer and all present and future direct or indirect indebtedness that may be or become owed by such Dealer to the Seller, substantially in the form of the “Agreement for Wholesale Financing (SECURITY AGREEMENT”) delivered to and accepted by the AGCO IF Committee on the Closing Date, or any substantially similar agreement, howsoever denominated.
     “Seller” has the meaning set forth in the preamble.
     “Servicer” means at any time the Person then authorized under this Agreement or otherwise to service, administer and collect the Sold Receivables and on the date hereof until the Servicing Transfer Date means AGCO.
     “Servicing Agreement” means the Servicing Agreement of even date hereof for the Retained Receivables as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
     “Servicing Transfer Date” has the meaning set forth in the Recitals.
     “Sold Assets” means, collectively, the Sold Receivables and Collections with respect thereto.
     “Sold Receivable” means a Receivable that has been sold or otherwise conveyed to the Purchaser hereunder; provided, however, that on any Purchase Date, solely for purposes of the representations and warranties set forth in ARTICLE 4 and Section 5.02 hereof, “Sold Receivables” shall include the Receivables to be sold or otherwise conveyed on such Purchase Date.
     “SOT Receivable” means a Dealer Receivable for which the proceeds received upon the sale, loss, damage, destruction or other disposition of the Equipment securing such Dealer Receivable are not applied to the payment of such Dealer Receivable.
     “Stock” means, as applied to any Person, any stock, share capital, partnership interests or other equity of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

     “Stockholders Agreement” means the agreement dated December 27, 2002 among the Seller, De Lage Landen Finance Inc., and AGCO.
     “Subsequent Portfolio” means the Receivables listed on each Final Monthly Receivables Purchase Report for each Subsequent Purchase Date and identified as the Receivables which will be acquired by the Purchaser in the related Subsequent Purchase.
     “Subsequent Purchase” means the purchase and sale of Receivables made on a Subsequent Purchase Date.
     “Subsequent Purchase Date” means the second Business Day following the delivery by the Purchaser to the Seller of a Final Monthly Receivables Purchase Report from the Seller in accordance with Section 2.01(b) hereof.
     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     “Subsidized Interest Payment Amount” has the meaning set forth in the Calculation Letter.
     “Subsidized Interest Payment Date” means the third Business Day of each calendar month.
     “Subsidized Interest Payment Period” means the calendar month immediately preceding the applicable Subsidized Interest Payment Date (or, in the case of the initial Subsidized Interest Payment Period, the period from date of the Initial Purchase to the last day of the month preceding the first Subsidized Interest Payment Date).
     “Support Agreement” means that certain Support Services Agreement of even date hereof between AGCO and the Purchaser as amended and restated, supplemented or otherwise modified in accordance with the terms hereof.
     “Termination Date” means the earliest to occur of (i) the Facility Purchaser Termination Date or the Facility Seller Termination Date, (ii) the Business Day immediately prior to the occurrence of a Purchase Termination Event set forth in Section 7.01(c), (iii) the Business Day specified in a written notice from (A) the Purchaser following the occurrence of any other AGCO Purchase Termination Event, or (B) the Seller following the occurrence of any other AGCO Finance Purchase Termination Event, and (iv) the date which is 30 days after the Purchaser’s receipt of written notice from the Seller that it wishes to terminate the facility evidenced by this Agreement.

     “Transaction Documents” means, collectively, this Agreement, the Support Agreement, the Quebec Assignment, each Assignment, the Calculation Letter and all other instruments, documents and agreements executed and delivered in connection herewith and therewith.
     “UCC” means, (i) with respect to any jurisdiction in the United States, the Uniform Commercial Code as from time to time in effect in such jurisdiction, and (ii) with respect to any jurisdiction in Canada, the personal property security legislation applicable in such jurisdiction, including with respect to the jurisdictions of Canada other than Quebec, the Personal Property Security Act applicable in such jurisdictions.
     “U.S. Dollars” or “U.S.$” means the lawful currency of the United States of America.
     “U.S. Receivables Agreement” means the Receivables Purchase Agreement, dated as of December 22, 2009, among AGCO, as seller and AGCO Finance LLC, as purchaser, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     Section 1.02 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in the Personal Property Security Act of the Province of Ontario, and not specifically defined herein, are used herein as defined in such legislation except that any reference herein to “equipment” includes inventory as defined therein. Except as expressly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in U.S Dollars.
ARTICLE 2
PURCHASE FACILITY
     Section 2.01 Agreement to Purchase and Sell.
     (a) Initial Purchase on the Closing Date. Subject to the terms of paragraph (d) below, on the terms and subject to the conditions set forth in this Agreement and in consideration of the Purchaser’s delivery to the Seller of the aggregate Purchase Price of the Receivables being sold on such date, the Seller agrees to sell to the Purchaser on the Closing Date, and the Purchaser agrees to purchase from the Seller on the Closing Date, without recourse to the Seller (except as expressly provided under this Agreement), all of the Seller’s right, title and interest in and to the Receivables included in the Initial Portfolio (provided the same are Eligible Receivables) to this Agreement, together with the Related Security and all Collections related to such Receivables since the Cut-off-Date applicable to the Initial Purchase.
     (b) Subsequent Purchases. Pursuant to the terms of this Agreement, the Seller shall offer for sale to the Purchaser on each Subsequent Purchase Date all Eligible Receivables originated by the Seller in the calendar month preceding such Subsequent Purchase Date. The Seller shall prepare and forward to the Purchaser, no later than 12:00 noon (Atlanta Time) on the second Business Day following the end of each calendar month, a Receivables Purchase Report containing information, accurate as of the last day of the calendar month then most recently ended, identifying all Eligible Receivables which the Seller originated during the prior calendar month and such other Eligible Receivables which the Seller proposes to sell to the Purchaser (each such report, a “Preliminary Monthly Receivables Purchase Report”). No later than 12:00 noon (Atlanta Time) on the second Business Day following the date on which the Preliminary Monthly Receivables Purchase Report is received, the Purchaser will prepare and forward to the Seller a Receivables Purchase Report listing those Eligible Receivables which were included on the Preliminary Monthly Receivables Purchase Report and which the Purchaser proposes to buy from the Seller on the applicable Subsequent Purchase Date (each such report, a “Final Monthly Receivables Purchase Report”). The Purchaser may exclude from the Final Monthly Receivables Purchase Report any Eligible Receivables listed on the Preliminary Monthly Receivables Purchase Report which it reasonably determines do not conform to its purchase standards for Sold Receivables, including, but not limited to, the AGCO Finance Credit and Collection Policies. Subject to the terms of paragraph (d) below and Section 2.06(b), as of the applicable Subsequent Purchase Date, on the terms and subject to the conditions set forth in this Agreement and in consideration of the Purchaser’s delivery to the Seller of the aggregate Purchase Price of the Eligible Receivables to be sold on such Purchase Date, the Seller shall sell, on the applicable Subsequent Purchase Date, to the Purchaser, and the Purchaser shall purchase, on the applicable Subsequent Purchase Date, from Seller, without recourse to Seller (except as expressly provided under this Agreement), all of Seller’s right, title and interest in and to the Eligible Receivables identified in the applicable Final Monthly Receivables Purchase Report, together with the Related Security and all Collections related to such Receivables since the Cut-off Date applicable to such Subsequent Purchase.
     (c) Upon the consummation of each sale hereunder, the Seller shall have no interest in the Sold Receivables or in the Collections thereon, and in the event the Seller suffers a Bankruptcy Event, neither such Sold Receivables nor the Collections thereon shall be a part of the Seller’s estate or assets. Upon the sale of each Receivable in accordance with paragraph (a) or (b) above, as applicable, the Purchaser shall have all rights of ownership relating to such Sold Receivable. As such, the Purchaser shall have the sole right to assign, transfer, deliver, hypothecate or deal with the Sold Receivables or retain any gains or profits created by selling, pledging, encumbering or holding the Sold Receivables, and shall have the sole risk of and responsibility for losses or damages created by selling, pledging, encumbering or holding the Sold Receivables. Likewise, the Seller has no right to any surplus or other profits received on the Sold Receivables and is not liable for any losses suffered by the Purchaser on the Sold Receivables (except as expressly provided under this Agreement). The Purchaser has the sole right to retain for its own benefit all Collections on the Sold Receivables received after the sale date regardless of whether such Collections exceed or are less than the Purchase Price it paid to the Seller for such Sold Receivables.
     (d) Notwithstanding the foregoing or anything to the contrary herein, the Purchaser will not consider and shall be under no obligation to complete any Purchase (a) if and to the extent that the aggregate Outstanding Balance of the Sold Receivables at any one time outstanding, giving effect to such Purchase would exceed the Maximum Outstanding Balance or (b) during the continuance of a Purchase Suspension Event.

     Section 2.02 Timing of Purchases. On the terms and subject to the conditions set forth in this Agreement, upon payment by the Purchaser of the Purchase Price therefor payable pursuant to Section 2.03, all of the Receivables included in the Initial Portfolio, in the case of the Initial Purchase, or in a Final Monthly Receivables Purchase Report, in all other cases, together in each case with the Related Security and Collections for such Receivables that have been or are received after the closing of the Seller’s business on the Cut-off Date for such Purchase, automatically shall be deemed to have been sold to the Purchaser as of the applicable Cut-off Date, without further action by any other Person.
     Section 2.03 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to make payments in consideration of the Sold Assets in accordance with this Section 2.03.
     (a) Subject to Section 2.01(d) hereof, the Purchaser hereby agrees to pay the Seller on each Purchase Date a purchase price equal to the aggregate Outstanding Balance of the Dealer Receivables (in each case, the “Purchase Price”) then being sold by the Seller as of the close of the Seller’s business on the Cut-off Date for such Purchase.
     (b) On the date of each Purchase, subject to Section 2.01(d) hereof and upon satisfaction of the applicable conditions precedent set forth in ARTICLE 5, the Purchaser shall deposit an amount equal to the relevant Purchase Price in the Collection Account or such other account indentified by the Seller pursuant to written wire transfer instructions delivered to the Purchaser with the applicable Preliminary Monthly Receivables Purchase Report or, in the case of the Initial Purchase, on the Business Day prior to the Closing Date, in immediately available funds, no later than 12:00 noon (Atlanta Time).
     Section 2.04 Perfection.
     (a) The Seller authorizes the Purchaser at any time and from time to time, and appoints the Purchaser as its attorney-in-fact, to act on its behalf, to record and file, at the Seller’s expense, financing statements (and continuation statements with respect to such financing statements when applicable) necessary in the Purchaser’s sole discretion to perfect and to maintain the perfection and first priority of the Purchaser’s interest in the Sold Assets in accordance with the UCC.
     (b) The Seller further agrees (and AGCO agrees in its capacity as support services provider under the Support Agreement), at its own expense, with respect to the Receivables conveyed by it to the Purchaser hereunder: (a) on or promptly after each Purchase Date, to indicate on its computer files and/or its physical files, that such Receivables have been conveyed pursuant to this Agreement and (b) on the Closing Date and on or promptly after each Subsequent Purchase Date to execute and deliver to the Purchaser an assignment in substantially the form of Exhibit B hereto (each, an “Assignment”), to which Assignment shall be attached a schedule of all Receivables (including for each the account number and the Outstanding Balance as of the relevant Purchase Date) which are being conveyed on such date. Each such schedule shall be incorporated by reference into, and shall become a part of this Agreement.

     Section 2.05 Servicing until Servicing Transfer Date. AGCO agrees that it shall continue servicing the Receivables acquired by the Purchaser hereunder, for the benefit of and on behalf of the Purchaser, until the Servicing Transfer Date. AGCO shall perform such servicing obligations on terms consistent with those included in the Interim Servicing Appendix hereto.
     Section 2.06 Commitment of Purchaser; Termination Date.
     (a) The term of this Agreement shall commence on December 22, 2009 and continue until the date which is 364 days following the date on which the Purchaser delivers written notice to the Seller of its intention to terminate this Agreement (the “Facility Purchaser Termination Date”).
     (b) The Seller may terminate this Agreement at any time upon 90 days prior written notice to the Purchaser (with the date which is 90 days following the date of such notice being referred to herein as the “Facility Seller Termination Date”); provided that the Seller may not deliver such written notice prior to December 31, 2010.
     Section 2.07 Dealer Agreement. Notwithstanding any other term or condition of this Agreement or any other Transaction Documents, nothing in this Agreement or in any of the Transaction Documents shall be construed either to expand, limit, change or contravene any term or provision of any Dealer Agreement or applicable state or provincial laws, which govern or regulate the relationship between any Dealer and the Seller (“Dealer Regulatory Laws”). Without limitation, as between the Seller and the Purchaser, the Seller retains the sole authority to grant, renew, terminate, cancel, amend, change or permit assignment of any Dealer Agreement or any term thereof.
ARTICLE 3
PAYMENTS AND COLLECTIONS
     Section 3.01 Collections Received by the Seller. If at any time on or after the applicable Cut-off Date the Seller or any of its Affiliates receives any Collections on Sold Receivables, the Seller shall pay (or cause such Affiliate to pay) such Collections to the Purchaser in accordance with the Support Agreement.
     Section 3.02 Credits, Discounts or other Allowances. In the event that the Seller grants to a Dealer any allowance, rebate, adjustment, discount or other credit or concession with respect to a Sold Receivable after the Purchase Date applicable to such Sold Receivable, or extends financing to a Dealer in respect of any equipment traded-in on Equipment financed by a Sold Receivable, the Seller shall be deemed for purposes of this Agreement to have received Collections with respect to such Sold Receivable in the amount equal to such allowance, rebate, adjustment, discount, financing or other credit or concession, and shall pay such Collections to the Servicer and, at all times prior to such payment, such Collections shall be held in trust by the Seller for the exclusive benefit of the Purchaser to the extent of its interests therein.
     Section 3.03 Payment Requirements. All amounts to be paid or deposited by the Seller pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 p.m. (Atlanta Time) on the day when due in immediately available funds, and if not received before 12:00 p.m. (Atlanta Time) shall be deemed to be received on the next succeeding Business Day. Such amounts shall be paid to such account as may be specified from time to time by the Purchaser in a written notice delivered to the Seller. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.
     Section 3.04 Subsidized Interest Payment Amounts. On each Subsidized Interest Payment Date, the Seller shall pay to the Purchaser (or, if directed by the Purchaser, to the servicer of the Sold Receivables as designated by the Purchaser) the Subsidized Interest Payment Amount applicable for the related Subsidized Interest Payment Period. Such payment shall be made by wire transfer of immediately available funds to the Purchaser’s account at TD Canada Trust Bank, 55 King Street West, Toronto, Ontario M1K 1A2 (DOMCATTTOR) No. 5281745 (Bank Code 0004; Transit Code 10202) no later than 4:30p.m. (New York time) on the applicable Subsidized Interest Payment Date.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     Section 4.01 Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser that:
     (a) Corporate Existence and Power. The Seller is a corporation duly amalgamated, validly existing and in good standing under the laws of Saskatchewan, is duly qualified to do business and is in good standing as an extra-provincially registered corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to carry on its business in each jurisdiction in which its business is conducted, except where the absence of any such governmental license, authorization, consent or approval would not have a Material Adverse Effect.
     (b) Power and Authority; Due Authorization Execution and Delivery. The Seller’s execution and delivery of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and the Seller’s use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which the Seller is a party has been duly executed and delivered by the Seller.
     (c) No Conflict. The execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its articles of amalgamation or bylaws, (ii) any law, rule or regulation applicable to it the violation or contravention of which would have a Material Adverse Effect, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound the violation or contravention of which would have a Material Adverse Effect or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on the assets of the Seller (except as created hereunder) and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
     (d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder other than those which, if not obtained, would not have a Material Adverse Effect.
     (e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of the Seller’s knowledge, threatened, against or affecting the Seller, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. The Seller is not in default with respect to any order of any court, arbitrator or governmental body.
     (f) Binding Effect. This Agreement and each other Transaction Document to which the Seller is a party constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     (g) Good Title. Immediately prior to each purchase hereunder, the Seller shall be the legal and beneficial owner of the Sold Receivables, free and clear of any Adverse Claim. Prior to the Servicing Transfer Date, there have been duly filed all financing statements necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Seller’s ownership interest in each such Sold Receivable prior to its conveyance to the Purchaser.
     (h) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Purchaser (and the Purchaser shall acquire from the Seller) a valid ownership interest in each Sold Receivable purchased hereunder, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Purchaser’s ownership interest in the Sold Receivables, the Related Security and the Collections with respect thereto that was acquired from the Seller.
     (i) Records. The Records relating to all Receivables are held by AGCO on behalf of the Purchaser (except that the Dealer Agreements are held on behalf of the Seller) either (i) until the Servicing Transfer date pursuant to the Interim Servicing

Appendix or (ii) following the Servicing Transfer date, pursuant to the Support Agreement.
     (j) Not a Holding Company or an Investment Company. The Seller is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the United States Public Utility Holding Company Act of 1935, as amended, or any successor statute. The Seller is not an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended, or any successor statute.
     (k) Eligible Receivables. Each Receivable included in the Initial Portfolio or any Subsequent Portfolio is an Eligible Receivable on the relevant Purchase Date on which it became a Sold Receivable; provided that if any Receivable was not an Eligible Receivable as contemplated herein the representation and warranty of the Seller contained herein shall not be regarded as breached if the Seller purchases such Receivable from the Purchaser (without recourse, warranty or representation, except as to title (subject to deficiencies in title transferred by the Seller to the Purchaser)) at a purchase price equal to the Outstanding Balance of such Receivable (the “Repurchase Price”).
     (l) SOT Receivables. No Receivable included in the Sold Receivables (i) was, as of the date of the most recent field audit of the Obligor on such Sold Receivable conducted by AGCO prior to the relevant Purchase Date, a SOT Receivable or (ii) was, to the knowledge of the Seller or AGCO, a SOT Receivable on the relevant Purchase Date of such Sold Receivable.
     (m) Accuracy of Information. All information heretofore furnished in writing by the Seller hereunder or under the Transaction Documents in each case with respect to Sold Receivables is, and all such information hereafter furnished in writing by the Seller hereunder or under any Transaction Documents will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect.
     (n) Compliance with Credit and Collection Policy. The Seller has complied in all material respects with the AGCO Credit and Collection Policy with regard to each Receivable included in the Initial Portfolio and the related Contract. Prior to their inclusion in the Initial Purchase, the related Receivables have at all times been serviced in all material respects in accordance with the AGCO Credit and Collection Policy.
     (o) Places of Business. The principal place of business and chief executive office of the Seller and the offices where it keeps all of its Records are located at the address(es) listed on Schedule II or such other locations of which the Purchaser has been notified in accordance with Section 6.02(a) in jurisdictions where all action required by Section 9.09(a) has been taken and completed. The Seller’s Canada Revenue Agency Business Number is correctly set forth on Schedule I.

     (p) Accounts. The conditions and requirements set forth in Section 3.02 of the Support Agreement have been satisfied and duly performed. From the date hereof until the Account Transfer Date, the Seller shall have no bank accounts for the receipt and deposit of Collections other than the Collection Account, and such Collection Account is not, and shall not be, through the Account Transfer Date, subject to any control agreement (other than a control agreement to which the Purchaser is a party).
     (q) Compliance with Law. The Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to comply would not have a Material Adverse Effect.
     Section 4.02 Representations and Warranties of the AGCO. AGCO hereby represents and warrants to the Purchaser that:
     (a) Corporate Existence and Power. AGCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to carry on its business in each jurisdiction in which its business is conducted, except where the absence of any such governmental license, authorization, consent or approval would not have a Material Adverse Effect.
     (b) Power and Authority; Due Authorization Execution and Delivery. AGCO’s execution and delivery of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each such other Transaction Document have been duly executed and delivered by AGCO.
     (c) No Conflict. The execution and delivery by AGCO of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder or thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it the violation or contravention of which would have a Material Adverse Effect, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound the violation or contravention of which would have a Material Adverse Effect or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, the violation of which would reasonably be expected to have a Material Adverse Effect, and do not result in the creation or imposition of any Adverse Claim on the assets of AGCO and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
     (d) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by AGCO of this Agreement or any other

Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder other than those which, if not obtained, would not have a Material Adverse Effect.
     (e) Binding Effect. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligations of AGCO enforceable against AGCO in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     (f) Duties under Support Agreement. Following the Servicing Transfer Date, AGCO has performed and discharged, in all material respects, its duties, obligations, agreement and responsibilities under the Support Agreement except where failure to do so would not reasonably be expected to have a Material Adverse Effect.
     Section 4.03 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to, and agrees with, the Seller that:
     (a) Existence and Power. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Saskatchewan, is duly qualified to do business and is in good standing as an extra-provincially registered corporation and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to carry on its business in each jurisdiction in which its business is conducted, except where the absence of any such governmental license, authorization, consent or approval would not have a Material Adverse Effect.
     (b) Power and Authority; Due Authorization Execution and Delivery. The Purchaser’s execution and delivery of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which the Purchaser is a party have been duly executed and delivered by the Purchaser.
     (c) No Conflict. The execution and delivery by the Purchaser of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its articles of incorporation or bylaws, (ii) any law, rule or regulation applicable to it the violation or contravention of which would have a Material Adverse Effect, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound the violation or contravention of which would have a Material Adverse Effect or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, the violation of which would reasonably be expected to have a material adverse effect on the financial condition of the Purchaser or on the ability of the Purchaser to perform its obligations under the Transaction Documents to which it is a party.
     (d) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Purchaser of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder other than those which, if not obtained, would not have a Material Adverse Effect.
     (e) Binding Effect. This Agreement and each other Transaction Document to which the Purchaser is a party constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     (f) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of Purchaser’s knowledge, threatened, against or affecting Purchaser, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Purchaser is not in default with respect to any order of any court, arbitrator or governmental body.
     (g) Compliance with Law. The Purchaser has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to comply would not have a Material Adverse Effect.
ARTICLE 5
CONDITIONS OF PURCHASES
     Section 5.01 Conditions Precedent to Initial Purchase. The Initial Purchase is subject to the conditions precedent that:
     (a) the Purchaser and the Seller shall have received on or before the Closing Date the documents listed on Schedule III, and that the other conditions and payments referenced on Schedule III shall have been satisfied and made on or before such date;
     (b) the Securitization RPA Termination and Receivables Repurchase Agreement has been executed by the parties to the Securitization RPA and 100% of the Receivables shall be owned by the Seller;
     (c) the Support Agreement has been executed by each of the parties thereto;
     (d) the Servicing Agreement has been executed by each of the parties thereto;

     (e) the Seller shall have executed and delivered to the Purchaser on or before the Closing Date the Quebec law assignment in respect of all Quebec Receivables (as such term is defined therein) on or after the Closing date, in the form set out in Exhibit F (the “Quebec Assignment”);
     (f) the 2005 RPA Termination Agreement has been executed by the parties to the 2005 RPA;
     (g) the Calculation Letter has been executed by the Seller and the Purchaser; and
     (h) the Purchaser shall have received opinions of McDougall Gauley LLP and Fraser Milner Casgrain LLP, in a form reasonably acceptable to the Purchaser, as to corporate matters with respect to the Seller, and as to true sale, security interest and perfection matters.
     Section 5.02 Conditions Precedent to All Purchases. Each Purchase (including each Subsequent Purchase) shall be subject to the further conditions precedent that (a) in the case of each such Subsequent Purchase, the Seller shall have delivered to the Purchaser at least one (1) Business Day prior to the date of such Purchase a Preliminary Monthly Receivables Purchase Report, and the Purchaser shall have delivered to the Seller prior to the date of such Purchase a Final Monthly Receivables Purchase Report, in each case, as and when due under Section 2.01(b) and (b) on the date of each such Purchase, the following statements shall be true (and acceptance of the proceeds of such Purchase shall be deemed a representation and warranty by the Seller that such statements are then true):
     (a) the representations and warranties set forth in Section 4.01 with respect to the Seller and in Section 4.02 with respect to AGCO are true and correct in all material respects on and as of the date of such Purchase as though made on and as of such date (except to the extent any such representation and warranty specifically relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects on and as of such prior date);
     (b) no event has occurred and is continuing, or would result from such Purchase, that will constitute a Purchase Termination Event, and no event has occurred and is continuing, or would result from such Purchase, that would constitute a Potential Purchase Termination Event or a Purchase Suspension Event;
     (c) immediately prior to and after giving effect to such Purchase, the Outstanding Balance of the Sold Receivables shall not exceed the Maximum Outstanding Balance; and
     (d) the Termination Date shall not have occurred.

ARTICLE 6
COVENANTS
     Section 6.01 Affirmative Covenants. Until the date on which this Agreement terminates in accordance with its terms:
     (a) Notices by the Seller. The Seller will, unless otherwise stated, promptly upon learning of the occurrence thereof, provide to the Purchaser notice of the following events, which notice, in the case of clause (iii), will include a description of the relevant events and the steps, if any, being taken with respect thereto:
(i)	AGCO Purchase Termination Events or Potential AGCO Purchase Termination Events. The occurrence of each AGCO Purchase Termination Event and each Potential AGCO Purchase Termination Event, given in a statement of an Authorized Officer of the Seller.

(ii)	Judgment and Proceedings. (A) The entry of any judgment or decree against the Seller involving more than US $50,000,000; or (B) the institution of any class action litigation (other than a securities class action) against the Seller.

(iii)	Material Adverse Effect. The occurrence of any event or condition that, has, or would reasonably be expected to have, a Material Adverse Effect.

(iv)	Change in AGCO Credit and Collection Policy. Within ten (10) days following the effectiveness of any material change in or amendment to the AGCO Credit and Collection Policy, a notice describing in reasonable detail such change or amendment.
     (b) Notices by the Purchaser. The Purchaser will, unless otherwise stated, promptly upon learning of the occurrence thereof, provide to the Seller notice of the occurrence of each AGCO Finance Purchase Termination Event, given in a statement of an Authorized Officer of the Purchaser.
     (c) Performance and Enforcement of Receivables. Upon Purchaser’s request, the Seller will give Purchaser reasonable assistance in enforcing the rights of Purchaser arising under the Receivables, but the Purchaser will reimburse the Seller on demand (with supporting documentation) for actual and reasonable costs and expenses incurred by the Seller in rendering such assistance in accordance with the terms of the Support Agreement.
     (d) Further Assurances. The Seller shall cause to be promptly and duly taken, executed, acknowledged, delivered and filed (if required) all such further acts, documents and assurances as the Purchaser from time to time may reasonably request in order to carry out more effectively the intent and purposes of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

     (e) Compliance with Laws and Preservation of Corporate Existence. The Seller will comply in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to comply would not be reasonably likely to have a Material Adverse Effect. The Seller will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation or amalgamation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where its failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.
     (f) Access to Records. To the extent not available to the Purchaser under the Support Agreement, the Seller will furnish to the Purchaser from time to time such Records with respect to the Sold Receivables as Purchaser may reasonably request. The Seller will, from time to time during regular business hours as requested by Purchaser upon reasonable notice and at the sole cost of the Purchaser, permit Purchaser, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of the Seller (to the extent not available to the Purchaser under the Support Agreement) relating to the Sold Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (i) above.
     (g) Keeping and Marking of Records and Books. The Seller will (i) on or prior to the date hereof with respect to the Initial Purchase and promptly after each Subsequent Purchase, mark its master data processing records and other books and records relating to the Sold Receivables relating to the relevant Purchase with a legend describing the Purchaser’s interest in the Sold Receivables, (ii) mark each invoice for a Sold Receivable constituting chattel paper under the UCC to reflect the ownership by the Purchaser of the Sold Receivable and (iii) upon the request of Purchaser, deliver to it (or to the Servicer of the Sold Receivables) all Contracts (including, without limitation, all multiple originals of any such Contract other than the Dealer Agreement and Security Agreement, for which copies will instead be provided) relating to the Sold Receivables.
     (h) Compliance with Contracts and AGCO Finance Credit and Collection Policies. The Seller will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables.
     (i) Ownership. Prior to the Servicing Transfer Date, and subject to and in accordance with Section 9.09 following such date, the Seller shall take all necessary action to vest legal and equitable title to the Sold Receivables, the Related Security and the related Collections irrevocably in the Purchaser, free and clear of any Adverse Claims other than Adverse Claims in favor of the Purchaser (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Purchaser’s interest in such Sold Receivables and the related Collections and such other action to perfect, protect or more fully evidence the interest of the Purchaser as the Purchaser (or any servicer of the Sold Receivables) may reasonably request.
     (j) Repurchase Covenant. Within twenty (20) days of the earlier of either discovery by, or notice to, the Seller of any breach of a representation or warranty or covenant of the Seller which materially and adversely affects the value or enforceability of any one or more of the Sold Receivables or the interest of the Purchaser therein (or which materially and adversely affects the value or enforceability of the applicable Sold Receivable or the interest of the Purchaser in the case of an individual Sold Receivable), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured within such twenty (20) day period, the Seller shall, at the Purchaser’s option, promptly (no later than two (2) Business Days after the exercise by the Purchaser of such option) repurchase such Sold Receivable at the Repurchase Price without recourse, representation or warranty except as to title (subject to deficiencies in title transferred by the Seller to the Purchaser).
     Section 6.02 Negative Covenants of the Seller. Until the date on which this Agreement terminates in accordance with its terms:
     (a) Change of Name or Jurisdiction of Formation. The Seller will not change its name, jurisdiction of incorporation or amalgamation or its chief executive office unless it shall have given the Purchaser at least thirty (30) days’ prior written notice thereto.
     (b) Change in Payment Instructions to Obligors. The Seller will not make any change in the instructions to Obligors regarding payments to be made in respect of Sold Receivables except to the extent requested by the Purchaser.
     (c) Modifications to Sold Receivables. The Seller will not extend, amend or otherwise modify (or offer to extend, amend or otherwise modify) the terms of any Receivable or Contract related thereto unless (i) the Purchaser has provided written authorization and approval for such action or (ii) such action is of the type deemed acceptable by the AGCO IF Committee as of the Closing Date (and from time to time thereafter).
     (d) Negative Pledge. Except to the extent consented to in writing by the Purchaser, the Seller shall not sell, assign (by operation of law or otherwise), pledge, hypothecate, transfer or convey or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collection, or any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than in favor of the Purchaser as provided for herein), and the Seller shall defend the right, title and interest of the Purchaser in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Seller.

     (e) Product Terms and Conditions. At least ten (10) days prior to the effectiveness of any change or amendment to any Product Terms and Conditions, the Seller shall provide written notice to the Purchaser describing in reasonable detail such change or amendment with a copy of such revised Product Terms and Conditions.
ARTICLE 7
PURCHASE TERMINATION EVENTS
     Section 7.01 Purchase Termination Events. The occurrence of any one or more of the following events shall constitute a “Purchase Termination Event”:
     (a) The Seller or AGCO shall fail to perform or observe any term, covenant or agreement hereunder or under any other Transaction Document and such failure shall continue for (i) except with respect to Section 3.03, twenty (20) Business Days or (ii) in the case of Section 3.03, two (2) Business Days, in each case after the earlier of (A) the date on which the Seller obtains knowledge thereof and (ii) the date on which written notice thereof is given to the Seller or AGCO, as the case may be, by the Purchaser;
     (b) Any representation, warranty, certification or statement made by the Seller or AGCO in this Agreement or any other Transaction Document shall prove to have been incorrect in any material respect (or in any respect if such representation, warranty, certification or statement is already qualified by materiality) when made or deemed made and either (i) the failure of such representation, warranty, certification or statement to be true and correct shall have a Material Adverse Effect or (ii) such representation, warranty, certification or statement shall continue to be incorrect for twenty (20) Business Days after notice thereof provided, however, that the breach of any representation and warranty of the Seller made with respect to any Sold Receivable shall not be a Purchase Termination Event if the Seller purchases such Sold Receivables from the Purchaser (without recourse, warranty or representation, except as to title (subject to deficiencies in title transferred by the Seller to the Purchaser)) at the Repurchase Price;
     (c) A Bankruptcy Event shall occur with respect to the Seller or the Purchaser;
     (d) The Seller shall be required to register as an “investment company” by the provisions of the Investment Company Act of 1940, as amended;
     (e) An “AGCO Purchase Termination Event” shall occur under, and as such term is defined in, the U.S. Receivables Agreement.
     (f) Either (i) the occurrence of an “Event of Default” under, and as such term is defined in, the AGCO Credit Facility or the occurrence of a similar event under any other material agreements in respect of Company Indebtedness in excess of US$100,000,000 under which AGCO or the Seller is the obligor (or a guarantor), in each case the effect of which is to cause such Company Indebtedness of AGCO or the Seller, to become due in full prior to its stated maturity and to cause the lenders thereunder to terminate all commitments to extend credit thereunder; or

     (g) The occurrence of any of the following with respect to the Purchaser under the Stockholders Agreement:
     (i) a “Mandatory Sale Condition” (as defined therein); or
     (ii) the issue of an “Offer Notice” (as defined therein) by AGCO.
     (h) The Account Transfer Date has not occurred on or prior to April 30, 2010;
     (i) The occurrence of a Change of Control with respect to the Seller or AGCO;
     (j) The occurrence of a Change of Control with respect to the Purchaser;
     (k) The Purchaser shall fail to perform or observe any term, covenant or agreement hereunder or under any other Transaction Document and such failure shall continue for twenty (20) Business Days after the earlier of (A) the date on which the Purchaser obtains knowledge thereof and (B) the date on which written notice thereof is given to the Purchaser by the Seller; or
     (l) Any representation, warranty, certification or statement made by AGCO Finance in this Agreement or any other Transaction Document shall prove to have been incorrect in any material respect (or in any respect, if such representation, warranty, certification or statement is already qualified by materiality) when made or deemed made and either (i) the failure of such representation, warranty, certification or statement to be true and correct shall have a Material Adverse Effect or (ii) such representation, warranty, certification or statement shall continue to be incorrect for twenty (20) Business Days after notice thereof.
     Section 7.02 Remedies for Purchase Termination Event. Upon the occurrence and during the continuation of a Purchase Termination Event described in clauses (a), (b), (d), (e), (f), (g), (h) or (i) (each, an “AGCO Purchase Termination Event”), the Purchaser may, by notice to the Seller, declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or other further notice of any kind, all of which are hereby expressly waived by the Seller and AGCO. Upon the occurrence of a Purchase Termination Event described in Section 7.01(c) or of an actual or deemed entry of an order for relief with respect to the Seller or the Purchaser as the case may be, under the Bankruptcy and Insolvency Act (Canada) or any other applicable bankruptcy or insolvency legislation, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Seller, the Purchaser and AGCO, as the case may be. Upon the occurrence and during the continuation of a Purchase Termination Event described in clauses (j), (k) or (l) (each, an “AGCO Finance Purchase Termination Event”), the Seller may, by notice to the Purchaser, declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or other further notice of any kind, all of which are hereby expressly waived by the Purchaser.

     Section 7.03 Purchase Suspension Events. The occurrence of any one or more of the following events shall constitute a “Purchase Suspension Event”:
     (a) The occurrence and continuation of an AGCO Purchase Termination Event described in clause (a) of Section 7.01 (i) without regard to any cure or grace periods described therein and (ii) prior to the declaration of a Termination Date by the Purchaser;
     (b) An AGCO Purchase Termination Event other than the one described in Section 7.01(a) has occurred and is continuing prior to the declaration of a Termination Date by the Purchaser or the automatic occurrence of the Termination Date;
     (c) A “Purchase Suspension Event” shall occur under, and as such term is defined in, the US Receivables Agreement.
     Section 7.04 Remedies for Purchase Suspension Event. Upon the occurrence and during the continuation of a Purchase Suspension Event, the Purchaser may at its sole option and at any time decline to purchase Receivables from the Seller hereunder regardless of whether or not such Receivables are Eligible Receivables.
ARTICLE 8
INDEMNIFICATION
     Section 8.01 Indemnities.
     (a) Without limiting any other rights that the Purchaser may have hereunder or under applicable law, the Seller hereby agrees to indemnify the Purchaser and its assigns, officers, directors, agents and employees from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Purchaser) and disbursements awarded against or incurred by any of them arising out of or as a result of a breach of the Seller’s representations, warranties or covenants contained in the Transaction Documents to which the Seller is a party.
     (b) Without limiting any other rights that the Purchaser or the Seller may have hereunder or under applicable law, AGCO hereby agrees to indemnify the Seller, the Purchaser and their respective assigns, officers, directors, agents and employees from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Purchaser or the Seller) and disbursements awarded against or incurred by any of them arising out of or as a result of a breach of the AGCO’s representations, warranties or covenants contained in Transaction Documents to which AGCO is a party.
     (c) Without limiting any other rights that the Seller may have hereunder or under applicable law, the Purchaser hereby agrees to indemnify the Seller and its respective assigns, officers, directors, agents and employees from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Seller) and disbursements awarded against or incurred by any of them arising out of or as a result of a breach of the Purchaser’s representations, warranties or covenants contained in Transaction Documents to which the Purchaser is a party.
     Section 8.02 Responsibilities of the Seller. Anything herein to the contrary notwithstanding, the Purchaser’s exercise of its rights hereunder or under any Transaction Document shall not release the Seller from any of its duties or obligations to perform any obligations of Seller or any of its Affiliates with respect to any Sold Receivables or under the related Contracts. The Purchaser shall have no obligation with respect to any Sold Receivables or under the related Contracts.
ARTICLE 9
MISCELLANEOUS
     Section 9.01 Waivers and Amendments.
     (a) No failure or delay on the part of the Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
     (b) No provision of this Agreement may be amended, supplemented, modified or waived except in a writing executed by the Seller, AGCO and the Purchaser.
     Section 9.02 Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy or electronic transmission or similar writing, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 9.02. Notwithstanding the foregoing, for purposes of providing the written notices described in Section 6.02(e), such notices shall be deemed to have been provided in accordance with this Section 9.02 if such notices are delivered via e-mail, with receipt acknowledged, to each member of the AGCO IF Committee designated by (i) AGCO Finance LLC, in the case of notices from the Seller and (ii) AGCO, in the case of notices from the Purchaser.
     Section 9.03 Assignments and Participations. Neither the Seller nor the Purchaser shall have the right to assign its rights or obligations under this Agreement and the Quebec Assignment; provided, however, that nothing contain herein shall be deemed or construed to limit, restrict, prohibit or otherwise impair in any way the right of the Purchaser to sell, transfer, encumber or otherwise dispose of the Sold Assets and the Seller agrees that the Purchaser may assign to any transferee of the Sold Assets the representations, warranties and covenants made by the Seller under this Agreement for the benefit of the Purchaser.
     Section 9.04 Confidentiality.
     (a) Each of the Seller, AGCO and the Purchaser shall maintain and shall cause each of its employees, directors and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to the Purchaser, the Seller and AGCO and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that the Seller and the Purchaser and their respective officers, directors and employees may disclose such information (i) to AGCO and its respective officers, directors and employees; (ii) to such Person’s officers, directors (including the independent director of the Seller and any company that employs such independent director) and external accountants and attorneys; or (iii) to any rating agency; provided each such Person is informed of the confidential nature of such information and, in the case of a Person described in clauses (i) and (ii), agrees to maintain the confidentiality of such information on the terms and conditions set forth in this Section 9.04(a). In addition, the Seller, AGCO and the Purchaser may disclose any such information pursuant to any law, rule, regulation, direction, request, requirement or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
     (b) Anything herein to the contrary notwithstanding, the Seller hereby consents to the disclosure of any nonpublic information with respect to it (i) by the Purchaser to any of its funding sources or Affiliates; or (ii) by the Purchaser to any officers, directors, employees, outside accountants and attorneys of any of the foregoing; provided each such Person is informed of the confidential nature of such information and agrees to maintain the confidentiality of such information on the terms and conditions set forth in this Section 9.04 or (iii) by the Purchaser to its certified public accounting firm; or (iv) by Purchaser to any governmental or regulatory authority having jurisdiction over it or its Affiliates. In addition, the Purchaser may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request, requirement or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law). For the purposes of this Section 9.04, the information included in the Calculation Letter is deemed to be confidential proprietary information of the Purchaser and the Seller.
     Section 9.05 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of a party hereunder, no claim may be made by any Person party to this Agreement against any other Person party to this Agreement, or such other Person’s Affiliates, directors, officers, managers, employees or attorneys for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Person party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     Section 9.06 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
     Section 9.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR, RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.08 Integration; Binding Effect; Survival of Terms.
     (a) This Agreement, the other Transaction Documents and the US Receivables Agreement contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.
     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms.
     Section 9.09 Protection of Ownership Interests of the Purchaser; Collection.
     (a) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or that the Purchaser may reasonably request, to perfect, protect or more fully evidence the sale of the Sold Receivables, or to enable the Purchaser (or any servicer of the Sold Receivables) to exercise and enforce the Purchaser’s rights and remedies hereunder.
     (b) If the Seller fails to perform any of its obligations hereunder, the Purchaser (or any servicer of the Sold Receivables) may (but shall not be required to) perform, or cause performance of, such obligation, and such Purchaser’s costs and expenses incurred in connection therewith shall be payable by the Seller as provided in ARTICLE 8. The Seller irrevocably authorizes the Purchaser (or any Servicer of the

Sold Receivables) at any time and from time to time in the sole discretion of such Person, and appoints such Person as its attorney-in-fact, to act on its behalf (i) to execute on behalf of the Seller as debtor and to file financing statements necessary in the Purchaser’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchaser in the Sold Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Sold Receivables as a financing statement in such offices as the Purchaser in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchaser in the Sold Receivables. This appointment is coupled with an interest and is irrevocable.
     (c) The Seller shall execute, at the written request of the Purchaser (provided that the Purchaser may take such action itself pursuant to the following sentence), and furnish to the Purchaser such documents provided to Seller as are necessary or appropriate to enable the Purchaser (or a Servicer of the Sold Receivables on its behalf) to initiate Collection Proceedings or other proceedings, as and when the Purchaser (or the Servicer) deems appropriate, and to collect and/or enforce the obligations of an Obligor under a Sold Receivable (the “Collection Rights”). Seller hereby grants to the Purchaser, and this Agreement shall constitute, a power of attorney to carry out the foregoing. An authorized officer of the Seller shall promptly upon request by the Purchaser execute a separate power of attorney, substantially in the form attached as Exhibit D hereto (with such changes, if any, required for the power of attorney to be effective in any particular jurisdiction), in favor of the Purchaser (or a servicer of the Sold Receivables) for the purposes described herein.
     Section 9.10 Accounting. Neither the Seller nor the Purchaser will account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of its interest in Receivables by the Seller to the Purchaser.
     Section 9.11 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.
     Section 9.12 Sale Characterization; Grant of Security Interest.
     (a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the Purchaser with the full benefits of ownership of the Sold Assets. Except as specifically provided in this Agreement, each sale of Sold Assets hereunder is made without recourse to the Seller; provided, however, that (i) the Seller shall be liable to the

Purchaser for all representations, warranties and covenants made by the Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by the Purchaser or any assignee thereof of any obligation of the Seller or any other Person arising in connection with the Sold Assets or any other obligations of the Seller or any other Person.
     (b) This Agreement shall constitute a security agreement under the UCC with respect to the Collection Accounts (until the Account Transfer Date) and, to that end, the Seller hereby grants to the Purchaser, in order to secure the payment of all present and future Company Indebtedness and obligations of the Seller to the Purchaser with respect to the Sold Receivables outstanding from time to time, a valid security interest in all of the Seller’s right, title and interest in, to and under each Collection Account, and all amounts credited thereto from time to time with respect to Sold Receivables.
     Section 9.13 Paramountcy. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Transaction Documents, the Parties agree that the provisions of this Agreement shall prevail to the extent of such conflict or inconsistency. Without limiting the generality of the foregoing, promptly following the request of the Seller at any time, the Purchaser shall reconvey to the Seller by way of assignment, any Quebec Receivables (as such expression is defined in the Quebec Assignment) conveyed to the Purchaser pursuant to the Quebec Assignment not intended by the Parties to be conveyed hereunder by the Seller to the Purchaser. Any such reconveyance by the Purchaser to the Seller shall be effected without any representation or warranty (express, implied, legal, statutory or otherwise) except for the Purchaser’s warranty that the reconveyed assets are not subject to any hypothec, lien, charge, security interest, ownership interest or encumbrance created by the Purchaser. The Parties hereby undertake to promptly execute and deliver all instruments and documents and take all other actions that may be reasonably necessary or advisable in order to give effect to such reconveyance, and to render same opposable to third Persons. The Purchaser furthermore agrees to remit promptly to the Seller any and all Collections received on account of any Quebec Receivables (as such expression is defined in the Quebec Assignment) conveyed to the Purchaser pursuant to the Quebec Assignment not intended by the Parties to be conveyed hereunder by the Seller to the Purchaser.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO THE RECEIVABLES PURCHASE AGREEMENT]

“SELLER”

AGCO CANADA, LTD.

By:	/s/ David Williams
Name: David Williams
Title: President

AGCO Canada, Ltd.
c/o AGCO Corporation
4205 River Green Parkway
Duluth, GA 30096-2568
Attention: David Williams
Fax: (770) 813-6143
Attention: Debra Kuper
Fax: (770) 813-6599

[SIGNATURE PAGE TO THE RECEIVABLES PURCHASE AGREEMENT]

“PURCHASER”

AGCO FINANCE CANADA, LTD.

By:	/s/ Amy V. Hester

Name: Amy Ventling Hester
Title: Vice President

AGCO Finance Canada, Ltd.
c/o AGCO Finance LLC
4205 River Green Parkway
Duluth, GA 30096-2568
Attention: Amy Ventling Hester
Fax: (770) 813-6032

Copy to:

AGCO Finance Canada, Ltd.
c/o AGCO Finance LLC
8001 Birchwood Court
P.O. Box 2000
Johnston, Iowa 50131-0020
Attention: Mac Braun
Fax: (515) 334-5811

[SIGNATURE PAGE TO THE RECEIVABLES PURCHASE AGREEMENT]

“SERVICER”

AGCO CORPORATION

By:	/s/ Andrew H. Beck
Andrew Beck
Senior Vice President — Chief
Financial Officer

AGCO Corporation
4205 River Green Parkway
Duluth, GA 30096-2568
Attention: David Williams
Fax: (770) 813-6143
Attention: Debra Kuper
Fax: (770) 813-6599